UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2015

CrossAmerica Partners LP
(Exact name of registrant as specified in its charter)

Delaware	001-35711	45-4165414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

645 West Hamilton Street, Suite 500 Allentown, PA	18101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 625-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Award of Phantom Unit Grant to Non-Employee Directors. On December 10, 2015, the Board of Directors (the “Board”) of CrossAmerica GP LLC, the general partner (the “General Partner”) of CrossAmerica Partners LP, a publicly traded Delaware limited partnership (the “Partnership”), approved the grant under the Lehigh Gas Partners LP 2012 Incentive Award Plan (the “Plan”) of phantom units to each of Joseph V. Topper, Jr., Justin A. Gannon, Gene Edwards and John B. Reilly, III (the “Non-Employee Directors”).
Pursuant to separate Phantom Unit Award Agreements (the “Agreements”), each of the Non-Employee Directors has been granted, effective December 10, 2015 (the “Grant Date”), an award of phantom units in an amount equal to the Fair Market Value (as defined in the Plan) of $70,000 on the Grant Date. The Agreements also include distribution equivalent rights (“DERs”, as defined in the Plan) entitling the holder thereof to quarterly payments equal to the amount of quarterly distributions authorized to be paid to holders of common units representing limited partner interests in the Partnership (“Partnership Units”), which payments shall be made on or about the same date as the distributions to holders of Partnership Units. The phantom units awarded to the Non-Employee Directors will fully vest on the first anniversary of the Grant Date, conditioned upon continuous service as a Non-Employee Director. Upon vesting, each phantom unit will entitle the holder to receive a Partnership Unit or cash in an amount equal to the Fair Market Value of a Partnership Unit, as determined at the discretion of the Board of the General Partner, or a duly appointed committee thereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CrossAmerica Partners LP
By:	CrossAmerica GP LLC
its general partner

By:	/s/ Hamlet T. Newsom, Jr.
	Name:	Hamlet T. Newsom, Jr.
	Title:	Vice President, General Counsel and Corporate Secretary

Dated: December 14, 2015